DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 2000 AND DECEMBER 31, 1999

                                          June 30,       December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  620,802      $   399,760
PROPERTY, Net                             5,242,660        5,402,056

OTHER ASSETS                                 39,290           39,290

TOTAL                                    $5,902,752       $5,841,106

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  338,009       $  315,341

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (34,019)         (34,409)
     Limited Partners                     5,598,762        5,560,174

  Total partners' equity                  5,564,743        5,525,765

TOTAL                                    $5,902,752       $5,841,106

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


                                          June 30,          June 30,
                                           2000              1999
REVENUES:

Rental income                            $  537,386        $  525,569
Interest                                      1,908             1,523
     Total revenues                         539,294           527,092

EXPENSES:

Operating                                   276,513           286,520
General and Administrative                   33,113            30,972
     Total expenses                         309,626           317,492

INCOME BEFORE MINORITY INTEREST IN
 INCOME OF REAL ESTATE JOINT VENTURES       229,668           209,600

MINORITY INTEREST IN INCOME OF
 REAL ESTATE JOINT VENTURES                       0                 0

NET INCOME                                  229,668           209,600

AGGREGATE NET INCOME ALLOCATED TO:
    Limited Partners                     $  227,371        $  207,504
    General Partners                          2,297             2,096

TOTAL                                    $  229,668        $  209,600

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $    11.37        $   10.38


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                            June 30,         June 30,
                                             2000             1999

REVENUES:
Rental income                            $1,058,214        $1,049,916
Interest                                      3,515             3,090
Total revenues                            1,061,729         1,053,006

EXPENSES:
Operating                                   537,244           531,391
General and administrative                   81,467            77,681
Total expenses                              618,711           609,072

INCOME BEFORE MINORITY INTEREST IN
  INCOME OF REAL ESTATE JOINT VENTURES   $  443,018        $  443,934

MINORITY INTEREST IN INCOME OF REAL
  ESTATE JOINT VENTURES                           0                 0

NET INCOME                               $  443,018        $  443,934

AGGREGATE NET INCOME ALLOCATED TO:
 Limited Partners                        $  438,588        $  439,495
 General Partners                             4,430             4,439
TOTAL                                    $  443,018        $  443,934

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                          $21.93            $21.97

LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


BALANCE AT JANUARY 1, 1999            ($31,151)     $5,882,706   $5,851,555

NET INCOME                               4,439         439,495      443,934
DISTRIBUTIONS                           (4,040)       (400,000)    (404,040)

BALANCE AT JUNE 30, 1999              ($30,752)     $5,922,201   $5,891,449

BALANCE AT JANUARY 1, 2000            ($34,409)     $5,560,174   $5,525,765

NET INCOME                               4,430         438,588      443,018
DISTRIBUTIONS                           (4,040)       (400,000)    (404,040)

BALANCE AT JUNE 30, 2000              ($34,019)     $5,598,762   $5,564,743


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                       June 30,           June 30,
                                        2000               1999
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 443,018          $ 443,934

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        159,396            159,396

     Changes in assets and
      	liabilities:

     Increase in other assets                  0             (1,436)
     Increase in liabilities              22,668             22,995

Net cash provided by
  operating activities                   625,082            624,889

CASH FLOWS FROM FINANCING ACTIVITIES -
  Distributions to partners             (404,040)          (404,040)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      221,042            220,849

CASH AND CASH EQUIVALENTS:

     At beginning of period              399,760            393,912
     At end of period                  $ 620,802          $ 614,761


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 2000, and for the periods ended June 30, 2000, and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of June 30, 2000, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of June 30, 2000, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,474,340
        Furniture and equipment                     7,594
        Total                                   8,376,184
        Less: Accumulated Depreciation        ( 3,133,524)
        Property - Net                       $  5,242,660

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.